UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Valley Financial Corporation

(Name of Registrant as Specified In Its Charter)

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VALLEY FINANCIAL CORPORATION

36 Church Avenue, SW Roanoke, Virginia 24011

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of Valley Financial Corporation (the “Annual Meeting”) will be held at the Shenandoah Club, 24 Franklin Road, Roanoke, Virginia 24011 on Wednesday, April 25, 2007 at 10:00 a.m. local time for the following purposes:

1.	To elect five Class A directors to serve until the 2010 Annual Meeting of Shareholders or in the case of each director, until his or her successor is duly elected and qualifies.

2.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 5, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding matters proposed to be acted upon at the Annual Meeting.

To assure that your shares are represented at the Annual Meeting, please complete, sign, date and mail promptly the enclosed proxy, for which a return envelope is provided. Your proxy is revocable by you at any time prior to its exercise.

By Order of the Board of Directors

/s/ Ellis L. Gutshall
Ellis L. Gutshall
President and Chief Executive Officer
March 15, 2007

VALLEY FINANCIAL CORPORATION

36 Church Avenue, SW

Roanoke, Virginia 24011

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

The solicitation of the enclosed proxy is made by and on behalf of the Board of Directors of Valley Financial Corporation (the “Company”) to be used at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m. local time at the Shenandoah Club, 24 Franklin Road, Roanoke, Virginia 24011 on Wednesday, April 25, 2007 and at any adjournments thereof. The approximate mailing date of this Proxy Statement is March 23, 2007.

The cost of solicitation of proxies will be borne by the Company. Such costs include charges by brokers, fiduciaries and custodians for forwarding proxy materials to beneficial owners of Company stock held in their names. Solicitations will be made only by use of the mails, except that if necessary, officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal contact.

All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the instructions thereon. Any person wishing to vote in person, may do so at the Annual Meeting. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time prior to the actual voting of it by providing written notice of revocation of the proxy, by submitting a signed proxy bearing a later date, or by revoking the proxy in person at the Annual Meeting. Any such written notice of revocation should be sent to the Corporate Secretary of the Company, P.O. Box 2740, Roanoke, Virginia 24001.

A copy of the Company’s Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2006 is being mailed to you concurrently with this Proxy Statement, but is not and should not be considered proxy solicitation material.

VOTING PROCEDURES

The record date for eligibility to vote at the Annual Meeting is March 5, 2007. As of that date the Company had outstanding 4,125,068 shares of its common stock, no par value (the “Common Stock”), each of which is entitled to one vote at the Annual Meeting or any adjournment of the meeting. A majority of votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. Broker non-votes (in which brokers fail to vote shares on behalf of the beneficial owners thereof) will not be treated as present or represented at the meeting, and will not be included in determining whether a quorum is present.

Election of Directors. Directors are elected by a plurality of the votes of the shares represented in person or by proxy at the Annual Meeting. Only shares that are voted in favor of a nominee will be counted toward that nominee’s achievement of a plurality. Shares represented by proxy as to which the shareholder properly withheld authority to vote for a nominee will not be counted toward that nominee’s achievement of a plurality.

Other Matters. The affirmative vote of a majority of the shares represented at the Annual Meeting is required for a matter to be deemed approved by the shareholders. Shares represented by proxy as to which the shareholder abstained from voting are considered present at the meeting for the proposal but, because they are not affirmative votes for the proposal, they have the same effect as votes cast against the proposal. Broker non-votes are not considered present at the Annual Meeting and are not counted with regard to the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as to persons believed by management of the Company to be beneficial owners of more than 5% of the outstanding Common Stock. Other than as disclosed below, the Company is not aware of any person or group, as those terms are defined in the Securities Exchange Act of 1934, who beneficially owned more than 5% of the outstanding Common Stock as of March 5, 2007.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Class
Common Stock	Nicholas F. Taubman 2965 Colonnade Drive Roanoke, VA 24018	404,022	9.79%

Common Stock	George W. Logan P. O. Box 99 Earlysville, VA 22936	400,000	9.70%

Common Stock	The Banc Funds Company, LLC 208 S. LaSalle Street Chicago, IL 60604	246,880	5.98%

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation divide the Board of Directors into three classes (A, B and C) as nearly equal in number as possible, with the terms of office of each class ending in successive years. The current term of office of the Class A directors expires at this Annual Meeting. The terms of office of the Class B and Class C directors will expire in 2008 and 2009, respectively.

It is the intent of the named proxies, unless otherwise directed, to vote in favor of the election of each of the five nominees for Class A director whose names appear below. Each nominee has agreed to serve if elected. In the event any named nominee shall unexpectedly be unable to serve, proxies will be voted for the remaining named nominees and such other person or persons as may be designated by the Board of Directors.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

The following information, including the principal occupation during the past five years, is given with respect to the nominees for election to the Board at the Annual Meeting, for the directors who will continue in office after the Annual Meeting and for the non-director Named Executive Officers of the Company. All of the nominees for re-election as directors currently serve as directors of the Company and of Valley Bank (the “Bank”), the Company’s wholly-owned subsidiary. The Board of Directors has determined that all directors with the exception of Directors’ Gutshall and Lewis, are “independent” directors under the current standards of NASD Rule 4200 (A) (15).

				Shares of Common Stock Beneficially Owner as of March 5, 2007 (13)
Name	Age	Date First Became Director	Principal Occupation	Shares Owned		Shares Acquirable within 60 days	Percent of Class
			NOMINEES FOR DIRECTOR

			CLASS A
			(To serve until 2010 Annual Meeting)

James S. Frantz, Jr.	50	Jan-05	President and Chief Executive Officer of Graham-White Manufacturing Company (manufacturer of custom products and solutions for the transportation industry), Salem, VA	1,000		—	0.02%

Eddie F. Hearp	63	Mar-94	President, National Financial Services, Inc. (personal and business insurance, retirement benefit planning), Roanoke, VA	126,856	(1)	—	3.08%

Anna L. Lawson	63	Mar-94	Anthropologist, Daleville, VA	121,424	(2)	—	2.94%

John W. Starr, MD	59	Mar-94	Cardiologist, Consultants in Cardiology, PC, Roanoke, VA	87,208	(3)	—	2.11%

Michael E. Warner	71	Mar-94	Private Investor, Roanoke, VA	82,744		—	2.01%

DIRECTORS WHO WILL CONTINUE IN OFFICE CLASS B (To serve until 2008 Annual Meeting)
Abney S. Boxley, III* (4)	50	Mar-94	President and Chief Executive Officer, Boxley Materials Company (construction materials supplier), Roanoke, VA	63,000	(5)	—	1.53%

William D. Elliot*	61	Mar-94	Chairman, Davis H. Elliot Company, Incorporated (specialists in construction and maintenance of overhead electric power lines, industrial electric wiring and industrial process controls), Roanoke, VA	149,450	(6)	—	3.62%

Barbara B. Lemon	70	Mar-94	Civic Leader, Roanoke, VA	75,000		—	1.82%

Samuel L. Lionberger, Jr.	66	Jan-05	Chief Executive Officer, Lionberger Construction Company (general contracting company), Roanoke, VA	944		—	0.02%

Ward W. Stevens, M.D.*	71	Mar-94	Retired neurosurgeon, Roanoke, VA	96,000		—	2.33%

CLASS C (To serve until 2009 Annual Meeting)
Ellis L. Gutshall*	56	Jun-96	President and Chief Executive Officer of the Company and the Bank, Roanoke, VA	66,310	(7)	56,677	2.94%

Mason Haynesworth	66	Jun-97	Retired since 2000; former Director of Specialized Audits, Norfolk Southern Corporation (rail transportation company), Roanoke, VA	6,074	(8)	—	0.15%

A. Wayne Lewis	63	Mar-94	Retired since July, 2005; former Executive Vice President, Chief Financial Officer, and Corporate Secretary of the Company and the Bank, Roanoke, VA	65,374		50,092	2.77%

George W. Logan *(9)	62	Mar-94	Chairman of the Board of Directors of the Company and the Bank; Lecturer, Darden Graduate School of Business Administration, Charlottesville, VA	400,000		—	9.70%

Geoffrey M. Ottaway	59	Jan-05	Chairman, Checker Leasing, Inc. (owner of Avis and Budget Rent-A-Car franchises), Roanoke, VA	4,550	(10)	—	0.11%

NON-DIRECTOR NAMED EXECUTIVE OFFICERS

		Date first became an executive officer
Kimberly B. Snyder, CPA	36	May 05	Executive Vice President and Chief Financial Officer of the Company and the Bank; Corporate Secretary of the Company	—		1,050	0.03%

J. Randall Woodson	45	Aug-02	Executive Vice President and Chief Operating Officer of the Company and the Bank	32,316	(11)	22,863	1.33%

John McCaleb	54	Jan-06	Senior Vice President and Chief Lending Officer	2,000	(12)	2,600	0.11%

Andrew B. Agee	45	Jan-06	Senior Vice President and Senior Real Estate Officer	—		2,600	0.06%

19 Directors and Named Executive Officers as a group				1,380,250	(13)	135,882	35.58%

*	Member of the Executive Committee
(1)	Includes 22,736 shares held by Mr. Hearp’s spouse.
(2)	Includes 4,950 shares held by Mrs. Lawson’s spouse.
(3)	Includes 3,150 shares held by Dr. Starr’s spouse.
(4)	Mr. Boxley is also a director of RGC Resources, Inc.
(5)	Includes 10,000 shares Mr. Boxley holds as custodian for his children.
(6)	Includes 3,000 shares held by Mr. Elliot’s spouse.
(7)	Includes 628 shares held jointly with his children and 944 shares held by Mr. Gutshall’s spouse.
(8)	Includes 1,574 shares held by Mr. Haynesworth’s spouse.
(9)	Mr. Logan is also a director of RGC Resources, Inc. and Roanoke Electric Steel Corporation.
(10)	Includes 550 shares held jointly by Mr. Ottaway with his spouse.
(11)	Includes 800 shares held by Mr. Woodson’s spouse, 810 shares held jointly with Mr. Woodson’s mother.
(12)	Includes 2,000 shares held by Mr. McCaleb’s wife.
(13)	Computed in accordance with SEC Rule 13d-3 to reflect stock options exercisable within 60 days.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Anna L. Lawson, a Class A Director, is the sister of George W. Logan, a Class C Director and Chairman of the Board of Directors. Other than the foregoing, there are no family relationships among the Directors and Executive Officers of the Company.

The Bank has had and expects to have loan transactions with certain directors and officers and their affiliates. Management of the Bank is of the opinion that such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than normal risk of collectibility or present other unfavorable features.

BOARD OF DIRECTORS AND COMMITTEES

The Boards of the Company and the Bank are identical in membership. The Boards have standing audit, nominating and compensation committees (or committees performing similar functions) as listed below.

Audit Committee

The charter of the Audit Committee of the Board, as revised in January 2006, is attached to this proxy statement as Appendix A and specifies that the purpose of the Committee is to assist the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the adequacy of the Company’s system of internal controls;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accountants; and

•	the performance of the Company’s independent registered public accountants and of the Company’s internal audit function.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•

supervises the relationship between the Company and its independent registered public accountants, including: having direct responsibility for their appointment, compensation, and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accountants;

•

oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests, and review of the Company’s internal auditing program.

The Committee met four times during fiscal 2006. The Committee is comprised of the directors whose names appear at the end of the report. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks.

The Committee’s meetings include, whenever appropriate, executive sessions in which the Committee meets separately with the Company’s independent registered public accountants, the Company’s internal auditors, the Company’s Chief Financial Officer, the Company’s Chief Risk Officer, and the Company’s general counsel (as a group or separately as deemed necessary).

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements prior to their issuance. During fiscal 2006, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with Elliott Davis, LLC matters relating to their independence, including a review of audit and non-audit fees and the written disclosures and letter from Elliott Davis, LLC pursuant to Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

In addition, the Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. Finally, we reappointed Elliot Davis, LLC as the Company’s independent auditors for the fiscal year ending December 31, 2007.

Members of the Audit Committee

Mason Haynesworth, Chairman

William D. Elliot

Eddie F. Hearp

Barbara B. Lemon

Geoffrey M. Ottaway

John W. Starr, MD

The Board of Directors has determined that all Committee members are “independent” directors under the current standards of the Securities and Exchange Commission (the “SEC”) and Rule 4200 (A) (15) of the National Association of Securities Dealers (the “NASD”).

Independent Certified Public Accountants

Elliott Davis, LLC acted as the Company’s independent certified public accountants for the fiscal year ended December 31, 2006. Elliott Davis, LLC merged with the Company’s prior accountants, Larrowe & Company, PLC on November 17, 2006. Prior to the merger, Larrowe & Company, PLC acted as the Company’s independent certified public accountants. Representatives of Elliott Davis, LLC are expected to attend the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

All audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Elliott Davis, LLC and Larrowe & Company, PLC were compatible with the maintenance of the respective firm’s independence in the conduct of its auditing functions.

Auditor Fees and Services

Effective November 17, 2006, Elliott Davis, LLC merged with Larrowe & Company, PLC, the Company’s prior independent accountants for 2006 (prior to the merger) and 2005. The following tables present fees for professional services, including various audit and non-audit services, as approved by the Audit Committee, rendered by Elliott Davis, LLC and Larrowe & Company, PLC for the audit of the Company’s annual financial statements for fiscal 2006 and fiscal 2005, together with fees for audit-related services and tax services rendered by each firm during fiscal 2006 and fiscal 2005. Audit fees consisted primarily of the audit of the Company’s annual consolidated financial statements and for reviews of the condensed consolidated financial statements included in the Company’s quarterly reports on Form 10-Q. Audit related fees consisted primarily of expanded audit procedures related to interest rate risk and assistance regarding the accounting for derivative investments and SEC related assistance.

External Auditors	2006	2005
Audit Fees	$58,263	$47,848

Audit-Related Fees	$11,450	$21,713

Tax Fees	$3,000	$2,500

All Other Fees	$0	$0

Total	$72,713	$72,061

Audit Committee Financial Expert

The Sarbanes-Oxley Act of 2002 and current SEC rules require public companies to disclose whether they have at least one “audit committee financial expert” serving on their audit committee. The SEC rules define five attributes of an audit committee financial expert, all of which a qualifying director must have, and define the acceptable ways of acquiring those attributes. The Company’s Board of Directors has determined that Mason Haynesworth, the current Chairman of the Audit Committee, is “independent” under the current standards of the Securities and Exchange Commission (the “SEC”) and Rule 4200 (A) (15) of the National Association of Securities Dealers (the “NASD”), and qualifies as an audit committee financial expert.

Audit Committee Pre-Approval Policy

The Board of Directors has adopted a formal policy requiring pre-approval of all audit, audit-related, tax and permissible other services provided to the Company by Elliott Davis, LLC and previously, Larrowe & Company, PLC in order to assure that they do not impair the auditor’s independence from the Company. Proposed services either may be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”), or require the specific pre-approval of the Audit Committee (“specific pre-approval”). Unless a service or type of service has received general pre-approval, it will require specific pre-approval by the Committee. Prior to approving any such services, the Audit Committee considers whether the provision of the services are consistent with the SEC’s rules on auditor independence and are compatible with maintaining the independence of the external audit firm. The Policy describes the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee.

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established annually by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other Services. The Audit Committee must also approve any proposed services exceeding the pre-approved fee levels.

The Audit Committee may delegate pre-approval authority to one or more of its members, who must report any pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee may not delegate its pre-approval responsibilities to management. The Audit Committee approved all services performed by Elliott Davis, LLC and Larrowe & Company, PLC in fiscal year 2006.

Human Resources Committee

The Human Resources Committee serves as the Company’s compensation committee and consists of Directors Elliot (Chairman), Lawson, Lemon, Logan and Stevens. The Board of Directors has determined that all Committee members are “independent” directors under the current standards of NASD Rule 4200 (A) (15). The Committee oversees the Company’s compensation and benefits practices, recommends to the full Board the compensation arrangements for all executive officers of the Company and the Bank, administers any executive compensation plans (including the 2005 Key Employee Equity Award Plan) and reviews management succession plans. The Committee may not delegate its authority with respect to the Company’s compensation and benefits practices. The Committee met two times in 2006. The Committee’s adopted charter is included as Appendix C of this proxy and therefore is not included on our website. The Chief Executive Officer plays a role in determining subordinate executive officer compensation as disclosed in the Compensation Disclosure and Analysis below.

Compensation Disclosure and Analysis

For the Year Ending December 31, 2006

EXECUTIVE COMPENSATION

Compensation Committee Report

The Human Resources Committee of the Board (“Committee”) has furnished the following report on compensation for fiscal 2006 for the executive officers named (“Named Executive Officers”) in the Summary Compensation Table in this proxy statement. The Committee is responsible to the Board and to the shareholders for establishment and oversight of the Company’s compensation program for Executive Officers, including the Named Executive Officers. All members of the Committee are “independent” under the current standards of the SEC and Rule 4200 (A) (15) of the NASD.

Roles and Responsibilities

The primary purpose of the Committee is to conduct reviews of the Company’s general executive compensation policies and strategies and oversee and evaluate the Company’s overall compensation structure and program. Direct responsibilities include, but are not limited to:

•

Evaluating and approving goals and objectives relevant to compensation of the Chief Executive Officer and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	Determining and approving the compensation level for the Chief Executive Officer;

•	Reviewing and approving the compensation levels of other key executive officers recommended to the Committee by the Chief Executive Officer;

•	Reviewing and approving all grants of equity-based compensation to all employees, including executive officers as recommended to the Committee by the Chief Executive Officer;

•	Recommending to the Board compensation policies for outside directors; and

•

Reviewing performance-based and equity-based incentive plans for the Chief Executive Officer and other executive officers and reviewing other benefit programs presented to the Committee by the Chief Executive Officer.

The Chief Executive Officer provides performance reviews and recommendations with respect to the Company’s subordinate Named Executive Officers for the Committee’s consideration, and manages the Company’s overall executive compensation programs, policies, and governance with assistance from the Chief Financial Officer. Direct responsibilities of the Chief Executive Officer include, but are not limited to:

•	Provides an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with the Company’s objectives to the Committee;

•	Recommends changes to the Committee, if necessary to ensure achievement of all program objectives; and

•	Recommends pay levels, payout and/or awards for executive officers other than the Chief Executive Officer to the Committee.

Executive Compensation Program Philosophy

In designing the Company’s executive compensation program, the Committee seeks to achieve accountability for performance, alignment with shareholders’ long-term interests, and competitiveness. The Company strives to attract, motivate, and retain high-quality executives by providing total compensation that is performance-based and competitive. The Company’s executive compensation program includes four basic elements, including base salary, annual incentive compensation, commercial incentive compensation and long-term incentive compensation. The Company provides incentives to advance the interests of shareholders and deliver levels of compensation that are commensurate with performance. Overall, the Company designs its compensation program to:

•	Support the Company’s business strategy and business plan;

•	Retain and recruit executive talent; and

•	Create a strong performance alignment with shareholders.

The Company seeks to achieve these objectives through four key compensation elements:

•	Base salary paid in cash;

•	Performance-based annual bonus paid in cash;

•	Performance-based incentive plan for commercial officers paid in cash; and

•

Periodic (generally annual) grants of long-term equity-based compensation, such as stock options and restricted stock grants, which may be subject to performance-based and/or time-based vesting requirements.

The base salary, performance-based annual bonus, and performance-based incentive plans are all expensed in the year earned and taxed as ordinary income to the participants. The long-term equity-based compensation awards are expensed in accordance with FAS 123(R) (fair market value over the vesting period). The gain realized from these awards is taxed as ordinary income in the year of exercise if the participant does not hold the stock for the holding period required. If the participant holds the stock for the required holding period, any gain realized from the sale of the stock after the holding period is treated as capital gain for tax purposes.

Competitive Considerations

In making compensation decisions with respect to each element of compensation, the Committee considers the competitive market for executives and compensation levels provided by comparable companies. The Committee comprehensively reviews the compensation program for executive officers each year, seeks to understand how Company programs differ from those of its competitors, and evaluates the components of the program in view of the Company’s long-term strategic objectives (three-year plan) with regards to certain targets for asset growth per year, return on shareholders’ equity, and growth in earnings per share per year. Our current strategic plan calls for double-digit growth per year for both assets and earnings per share, as well as a double-digit return on equity target for each year of the plan. These performance levels are generally considered to be aggressive by both the Board and management. The Board sets short-term budgetary objectives each year including asset growth, asset quality, deposit growth and funding mix, net income, return on shareholders’ equity, and earnings per share to meet the long-term strategic goals. The Committee then uses these short-term budgetary objectives in measuring employee and company performance for each year. The Committee considers an understanding of the compensation practices of the companies with whom we compete for talent to be a critical starting point for creating the right mix of compensation to recruit, retain, and incent the right leadership for the Company. Accordingly, the Committee annually assesses the competitiveness of the executive compensation program by reviewing competitive market data published annually by the Virginia Bankers Association on commercial bank salaries at banks of similar asset size ($400 million to $1 billion) in various areas of Virginia. The Virginia Bankers Association survey does not disclose the specific banks included in the various groupings.

The Committee also reviews a comparison of executive compensation at various similarly-situated banking companies in the southeastern United States, prepared by SNL Securities, Inc. from filings with the SEC. Each year, SNL selects a custom peer group for Valley Financial Corporation which includes 29 other institutions most like Valley Financial Corporation. In selecting the custom peer group for banks with assets of less than $5 billion, the automated process searches in sequence for:

1.	Banks in the same state within 40% of total assets.

2.	Banks in the same region within 40% of total assets.

3.	Banks in the same state within 80% of total assets.

4.	Banks in the same region within 80% of total assets.

5.	Any bank within 40% of total assets.

6.	Any bank within 80% of total assets.

7.	Banks closest in asset size.

If at any point in the sequence, 29 banks are found, the sequence stops, and those banks form the peer group. If step 6 is reached and there are still not 29 other banks, the banks closest in asset size anywhere in the country are chosen to round out the peer group. The survey also discloses a compensation percentile for peer groups which shows the percentile compensation rank for executives of the same position within the 30 members of the peer group. For 2006 compensation decisions, based upon 2005 compensation data, the Company’s custom peer group was comprised of the following institutions:

1st State Bancorp (NC)	Fauquier Bankshares Inc (VA)	James Monroe Bancorp (VA)

Southcoast Financial Corporation (SC)	Citizens Bancorp (VA)	Britton & Koontz (MS)

Hampton Roads Bankshares (VA)	Habersham Bancorp (GA)	Shore Bank (VA)

First Century Bankshares (WV)	Alliance Bankshares (VA)	F & M Bank Corp (VA)

Summit Financial Corporation (SC)	CCF Holding Co (GA)	GA-Carolina Bancshares (GA)

American Community Bancshares (NC)	Virginia National (VA)	Four Oaks Fncp Inc (NC)

Peoples Bankcorp (SC)	Crescent Financial Corporation (NC)	First National Corporation (VA)

Commonwealth Bankshares Inc (VA)	Central Virginia Bancshares (VA)	New Century Bancorp (NC)

Capital Bankcorp Inc (TN)	Union Financial Bancshares (SC)	BOE Financial Services (VA)

South Banking Corporation (GA)	Citizens Bancshares Corporation (GA)

The peer group will change from year to year based upon the selection criteria noted above.

The Committee does not attempt to set each compensation element for each executive within a particular range related to levels provided by industry peers. Instead, the Committee uses market comparisons as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationship, complexity and importance of role and responsibilities, leadership and growth potential.

Executive Compensation Practices

The Company’s practices with respect to each of the three key compensation elements identified above, as well as other elements of compensation, are set forth below, followed by a discussion of the specific factors considered in determining key elements of fiscal year 2006 compensation for the named executive officers.

Base Salary

Purpose. The objective of base salary is to reflect job responsibilities, value to the Company and individual performance with respect to market competitiveness.

Considerations. Minimum salaries for two of the five executive officers named in the Summary Compensation Table are determined by employment agreements for these officers. These minimum salaries, the amount of any increase over these minimum, and salaries for named executive officers whose salaries are not specified in an agreement are determined by the Committee based on a variety of factors, including:

•	Nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at comparable companies;

•	Performance and expertise of the individual executive;

•	Performance of the Company;

•	Competitiveness of the market for the executive’s services; and

•	Recommendations of the President and Chief Executive Officer (except in the case of his own compensation)

Salaries are generally reviewed annually and increases are effective January 1st of the respective year. In setting salaries, the Committee considers the importance of linking a proportion of the Named Executive Officers’ compensation to performance in the form of an annual bonus as well as long-term equity-based compensation, both of which are tied to Company performance measures. The Committee generally aims to set base salaries for the Named Executive Officers at no less than the 80th percentile when compared to the SNL custom peer group and the Virginia Bankers Association comparison group.

Fiscal Year 2006 Chief Executive Officer Compensation. As President and Chief Executive Officer, certain aspects of Mr. Gutshall’s compensation are governed by the employment agreement described in this Proxy Statement in the section entitled “Employment Agreements and Change in Control Arrangements.” The Committee also considers the importance of linking a high proportion of the Chief Executive Officer’s compensation to performance in the form of an annual bonus, which is tied to the Company performance measures discussed above. As with the other executive officers of the Company, the principal components of Mr. Gutshall’s compensation are salary, performance bonuses, incentive stock options and restricted stock grants. It is anticipated that the future mix of compensation might include consideration of additional equity-based components, such as stock appreciation rights. The final decisions on the Chief Executive Officer’s compensation are made by the full Board. When deciding the compensation to be recommended for the Chief Executive Officer, the Committee deliberates and acts without the Chief Executive Officer or other officers present. The Committee’s significant discussions and recommendations regarding the Chief Executive Officer’s compensation are reported to the full Board without the Chief Executive Officer or other officers present. The Board then acts on the recommendations without the Chief Executive Officer or other officers present.

Under its “pay for performance” philosophy, the Committee substantially ties Mr. Gutshall’s total compensation to the performance of the Company. Mr. Gutshall’s annual salary increase for 2006 was determined not only by the Company’s performance, but also after the Committee subjectively assessed his contributions to the Company’s performance. In determining those contributions to the Company’s performance, the Committee’s considerations included but were not limited to Mr. Gutshall’s leadership, decision-making skills, knowledge and strategic recommendations (such as branching activities), as well as the Company’s positioning for future performance (such as asset-liability management). To objectively measure the success of the Company, the Committee (among other things) compared the Company’s financial performance to similarly-situated banking companies in Virginia and the southeastern United States. The Committee consulted a survey published annually by the Virginia Bankers Association on commercial bank salaries at banks of similar asset size in various areas of Virginia, and a comparison of executive compensation and financial performance at banking companies in the custom peer group established by SNL Securities, Inc. as disclosed above.

In determining the amount of Mr. Gutshall’s annual salary for 2006, the Committee considered that the Company reported record net income for 2005 of almost $3.4 million, an increase of over 20% over 2004. Additionally, compared to December 31, 2004, the Company reported record asset growth of over $125 million, up 33%, record loan growth of $132 million, up 47%, and record deposit growth of $86 million, up 31%. Asset quality ratios continued to compare favorably with peers and net loan charge-offs in 2005 amounted to just $162,000, just 0.05% of average loans. The Committee targeted Mr. Gutshall’s base salary at the 90th percentile in comparison to the SNL custom peer group and the Virginia Bankers Association peer group based upon the Company’s strong performance for 2005.

Annual Incentive Compensation

Purpose. The compensation program provides for an annual bonus (paid in cash) that is performance linked. The objective of the program is to compensate individuals based on the achievement of specific goals that are intended to correlate closely with growth of long-term shareholder value. The Company must meet certain performance targets including, at a minimum, achieving the ROE and EPS budgeted for the year, before any annual bonus award will be paid to executive officers.

Discretion. Under the bonus plan, the Committee has discretion as to whether annual bonuses for the Company’s Named Executive Officers will be paid in cash, restricted stock grants, or a combination thereof. Any restricted stock grants that are awarded are awarded under a long-term incentive plan approved by the shareholders of the Company. The Committee also retains discretion to grant no bonus at all.

Fiscal Year 2006 Decisions. At the beginning of fiscal 2006, the Board established the short-term budgetary goals for fiscal 2006 based upon the following six corporate financial measures as set forth in the budget prepared by management:

•	Asset growth;

•	Asset quality;

•	Deposit growth and funding mix;

•	Net income;

•	Return on equity;

•	Earnings per share.

The Committee used these short-term budgetary goals to assess performance at the end of the fiscal year for determining the amount of the annual bonus to be paid to the Named Executive Officers. The Committee determined that while the performance targets for asset growth and deposit growth had been met, the performance targets for net income, return on equity, earnings per share, and asset quality had not been met. As a result, the Committee decided that no bonuses would be paid to the Named Executive Officers for 2006.

Commercial Incentive Plan.

Purpose. The Company has a commercial incentive plan for our business bankers, real estate finance bankers, private bankers, and small business bankers to compensate these individuals based on the achievement of specific production goals that are intended to correlate closely with the growth of long-term shareholder value. Executive officers are typically not participants in this plan, however, Mr. McCaleb and Mr. Agee both participated in the plan for 2006 because they each were transitioning into the executive officer role. Neither Mr. Agee nor Mr. McCaleb will participate in the Commercial Incentive Plan going forward.

The maximum plan payout is 25% of participants’ annual salary which is calculated as follows:

•	Dollar target of production of loans set for each officer – equates to 70% of the maximum plan payout;

•	Numeric target for business line sales and referrals – equates to 20% of the maximum plan payout; and

•	Subjective target for sales and credit management – equates to 10% of the maximum plan payout.

Additionally, participants may earn an excellence award which equates to 5% of participants’ annual salary, available for participants who reach a weighted average % to goal of 125%, enabling participants to earn a total of 30% of their annual salary in incentives. The Excellence Award is generally paid in the form of cash, but may also be paid in the form of a stock grant.

The plan payout described above is generally paid if the officer meets the related criteria noted above; however, in certain circumstances (such as a substantive decline in asset quality), the Committee may decide to make negative adjustments to the payout described above. The payout is based upon both Company and individual performance. Seventy-five percent of the potential award is based upon individual performance and 25% is based upon Company performance. However, the payout is calculated so the largest portion of the total award is paid at the end of the year. This allows the Committee to make adjustments to the individual performance award and the Company performance award based upon asset quality measures for the year. Therefore, the participant may receive an overall adjustment to his or her individual performance award despite having achieved the individual goals set forth for the year.

The process for determining the amount of the commercial incentive plan award involves four basic steps, all under the specific direction of the Chief Operating Officer:

•	At the outset of the fiscal year:

•	Set overall Company performance goals for the year, including loan and deposit growth;

•	Set individual performance measures for each quarter and the year that correlate to the overall Company’s performance goals.

•	At the end of each quarter:

•

Measure actual performance (individual and Company-wide) for the quarter against the predetermined quarterly Company performance goals and individual performance measures to determine the appropriate quarterly pay-out

•	At the end of the fiscal year:

•	Measure actual performance (individual and Company-wide) for the year against the predetermined yearly Company performance goals and individual performance measures;

•	Measure other performance considerations related to unforeseen events during the year, such as a decline in asset quality;

•	Measure actual performance for qualification for the Excellence Award;

•	Determine the appropriate adjustment based upon the above evaluation, if any, to the commercial incentive plan award.

•	The President and Chief Executive Officer presents the annual commercial incentive award to the Committee for final approval before award is granted.

Fiscal Year 2006 Decisions. The amounts paid to Mr. McCaleb and Mr. Agee under the Commercial Incentive Plan are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. While Mr. McCaleb met his individual performance goals for the year, an adjustment was made to his award due to the Bank’s previously announced decline in asset quality for the year.

Long-Term Incentive Awards

The principal purpose of the long-term incentive program (“Plan”) is to promote the success of the Company by providing incentives to Key Employees that will promote the identification of their personal interest with the long-term financial success of the Company and with growth in shareholder value. In determining long-term incentive awards to be granted to the Named Executive Officers, the Committee first considers overall Company performance for the previous year. If the Committee determines Company performance warrants granting long-term incentive awards, the Committee then considers the mix of total compensation for each Named Executive Officer in determining the award grant for each Named Executive Officer. Generally, the Committee seeks to grant 10-15% of total compensation in the form of long-term incentive awards for the Named Executive Officers, however, the specific award may be more or less at the Committee’s discretion.

The Company has a 2005 Key Employee Equity Award Plan (the 2005 Plan). The 2005 Plan is designed to provide flexibility to the Company in its ability to motivate, attract and retain the services of Key Employees upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent. The 2005 Plan is administered by the Committee. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to named executive officers and the goals of the compensation program described above. The 2005 Plan permits the grant of restricted stock, stock appreciation rights and stock units to persons designated as “Key Employees”. The 2005 Plan gives the Company flexibility in tailoring equity-based compensation awards for employees from time to time to the continuing objective of aligning employee incentives with the interests of shareholders as the Company grows and develops. In addition to incentive and nonqualified stock options, the 2005 Plan permits the grant of restricted stock, stock appreciation rights and stock units to persons designated as “Key Employees”. The 2005 Plan will remain in effect for ten years, subject to the right of the Board of Directors to terminate the 2005 Plan earlier, except with respect to maximum awards made prior to and outstanding on that date which remain valid in accordance with their terms. The aggregate number of shares of the Company’s common stock (no par value) that may be issued pursuant to awards made under the Plan may not exceed 250,000. Accordingly, 250,000 shares of authorized but unissued common stock are reserved for use in the 2005 Plan. Within the maximum limits, the Plan specifies that stock appreciation rights may not be granted with respect to more than 500 shares per recipient (2,000 shares for a new employee recipient) per year; and restricted shares and stock units, respectively, may not be granted for more than 5,000 shares per year per recipient.

In determining the aggregate number of shares that may be issued pursuant to awards made under the Plan, the Committee considered the overall potential dilutive impact to current investors if all shares were issued as well as the period of time it would take to award all shares under the Plan. From this discussion, the Committee decided to limit the overall potential dilutive impact to a maximum of 6%. The Committee also agreed that it should take approximately five years to award all the grants under the new Plan, assuming the Company continues to meet its performance targets.

Additionally, the Company has a 1995 Incentive Stock Plan (the 1995 Plan) pursuant to which the Committee of the Company’s Board of Directors may grant stock options to officers and key employees. The 1995 Plan authorizes grants of options to purchase up to 311,850 shares (adjusted for stock splits) of the Company’s authorized but unissued common stock. Accordingly, 311,850 shares of authorized but unissued common stock are reserved for use in the Plan.

Under the 2005 Plan, there are options for 50,600 shares granted to officers and key employees currently outstanding as of December 31, 2006. Under the 1995 Plan, there are options for 209,382 shares granted to officers and key employees currently outstanding as of December 31, 2006. Additionally under the 2005 Plan, there are 15,075 restricted stock grants (“RSG’s”) that have been granted to officers and key employees currently outstanding as of December 31, 2006. These RSG’s will vest 100% on January 31, 2008 (“Vesting Date”) based upon successfully meeting certain performance criteria. The Company has determined as of December 31, 2006 that it is no longer probable that the Company will meet the performance criteria related to the vesting of the RSG’s; therefore no compensation expense for RSG’s has been recognized for the year ending December 31, 2006.

Mix of Stock Options and Restricted Stock Grants. The Company’s long-term incentive compensation generally takes the form of a mix of stock options and restricted stock grants. These two vehicles reward shareholder value creation in slightly different ways. Stock options (which have exercise prices equal to the market price at the date of grant) reward Named Executive Officers only if the stock price increases. Restricted stock grants are impacted by all stock price changes, so the value to Named Executive Officers is affected by both increases and decreases in stock price. The Plan allows for awarding stock appreciation rights and stock units as well; however the Company has only awarded long-term incentives in the form of stock options and restricted stock grants. The long-term incentive awards currently outstanding to the named executive officers are presented in the Outstanding Equity Awards table.

Stock options are used for both the recruitment of key employees and as a reward for past performance. The Committee takes into consideration the following items in awarding stock options:

•	Performance of the Company for the previous year;

•	Performance of the executive officer as evaluated by the Chief Executive Officer;

•	Current level of executive officer;

•	Previous awards granted to other executive officers at the same level; and

•	Recommendation by the Chief Executive Officer of the number of shares to award.

The Committee generally approves the recommendation made by the Chief Executive Officer for grants of other subordinate executive officers, unless the recommendation is deemed to be not reasonable by the Committee in light of the items listed above.

Stock options are granted from time to time at an option price not less than 100% of the Fair Market Value of such stock on the Grant Date. A stock option granted to an employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, shall have an option price which is at least equal to 110% of the fair market value of the stock. Currently, there is no 10% shareholder to which this 110% rule applies. The Grant Date is the date the Committee awards the grant. Each option shall expire at such time as the Committee shall determine at the time of grant (generally ten years) provided, however, that no option shall be exercisable later than the tenth anniversary of its Award Date. Each option shall vest at such time as the Committee shall determine at the time of grant, however, options generally vest incrementally (20% per year) over the first five years of the term, based on continued employment. The Company defines fair market value as the closing stock price on the date of grant.

Restricted stock grants are typically awarded for contribution to specific future performance goals of the Company. The amount of the grant is determined based upon the current level of the executive officer, the expected contribution to the future performance goals targeted, and previous awards granted to other executive officers at the same level. Restricted stock grants are granted from time to time and the Committee may impose such other restrictions or conditions on any shares of restricted stock granted pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal or state securities laws. The Committee may also include conditions based on the performance of the Company or a business unit of the Company for a specified period of one or more years or exceed a target determined in advance by the Committee. The Committee shall identify such performance-based conditions/targets not later than 90 days after the beginning of the period to which they relate. In no event shall the number of restricted shares which are subject to performance-based vesting conditions and which are granted to any one participant in a single calendar year exceed 5,000.

Individual Stock Option Agreements. In addition to the Long-Term Incentive Plan described above, the Company has entered into a stock option agreement with Chief Executive Officer Gutshall whereby he received nontransferable options to purchase at $3.175 per share for each of three years shares of Company Common Stock in an amount up to one percent of the total shares sold in the Company’s initial public offering, subject to the Bank meeting certain performance criteria as to profitability, size and loan quality during the early operating years.

All performance criteria related to the options were met between 1997 and 1999 and accordingly, all options vested. Each option has a term of ten years from the date of vesting unless Mr. Gutshall’s employment is terminated prior to the expiration of the ten-year period. As of December 31, 2006, Mr. Gutshall had options with respect to 45,372 shares still outstanding under his individual stock option agreements.

2006 Fiscal Year Decisions. Due to Company performance not meeting goals for 2006, the Committee did not award any long-term incentive awards to Named Executive Officers during fiscal year 2006.

Benefits and Perquisites

With limited exceptions, the Committee supports providing benefits and perquisites to Named Executive Officers that are substantially the same as those offered to other officers of the Company at or above the level of Vice President. Exceptions include the supplemental retirement plan which is available to key employees, but not all employees at or above the level of Vice President, an automobile benefit for the Chief Executive Officer, paid time away from the office for pursuing an executive MBA for the Chief Operating Officer, and a split dollar life insurance plan for the Chief Executive Officer and the Chief Operating Officer.

The supplemental retirement plan, the automobile allowance, and the split dollar life insurance plans are designed to help the Company in recruiting and retaining its most critical executive talent. The paid time away from the office for the Chief Operating Officer’s pursuit of an executive MBA was approved by the Committee to allow Mr. Woodson to pursue an advanced degree which was expected to produce long-term rewards for the Company going forward. This program allowed Mr. Woodson to be exposed to a number of new areas, including marketing, finance, sales management, process management and human resource management.

Employment Agreements

Ellis L. Gutshall. Mr. Gutshall is employed as President and Chief Executive Officer of the Company and the Bank pursuant to an employment agreement effective as of September 21, 2000. Under the agreement, he has the duties and responsibilities customarily exercised by the person serving as chief executive officer of a bank holding company or a commercial bank, as the case may be. The initial agreement has a three year term with an automatic extension each year of one additional year unless either party gives notice at least 120 days prior to the date of extension that the Employment Agreement shall not be extended. The Employment Agreement provides for a certain minimum salary level that may be increased (but not decreased) by the Board pursuant to an annual evaluation, as well as group benefits to the extent provided to other executives and the establishment of a split-dollar life insurance plan.

The Employment Agreement also contains change-in-control provisions entitling Mr. Gutshall to certain benefits in the event his employment is terminated within three years of a change in control of the Company for reason other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control (except notice of termination given after any regulatory filing has been made in contemplation of a change-in-control). If a change-in-control followed by such termination occurs, Mr. Gutshall will receive a lump-sum payment equal to 2.99 times annualized compensation (determined as set forth in the Agreement), provided that if the payment is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax (the “Excise Tax”), the amount of such payment will be reduced by the amount necessary to avoid the Excise Tax. For this purpose, a change-in-control shall be deemed to have occurred at such time as (i) any Person is or becomes the “beneficial owner” directly or indirectly, of 20% or more of the combined voting power of the Employer’s voting securities; (ii) the Incumbent Board ceases for any reason to constitute at least the majority of the Board, provided that any person becoming a director subsequent to the date of the Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least 75% of the directors comprising the Incumbent Board; (iii), all or substantially all of the assets of the Company or the assets of the Bank are sold, transferred or conveyed by any means, including but not limited to direct purchase or merger, if the transferee is not controlled by the Company, control meaning the ownership of 50% of the combined voting power of Company’s voting securities; or (iv) the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company. The triggering events above were set by the Committee to encourage Mr. Gutshall to assess strategic opportunities objectively and to protect Mr. Gutshall in the event of a change-in-control if he is terminated or materially adversely affected as a result of the change-in-control.

The Employment Agreement sets forth certain confidentiality provisions as well as a covenant not to compete. If Mr. Gutshall’s employment with the Company and/or the Bank is terminated by Mr. Gutshall other than for Good Reason (as defined) or by the Company other than for Cause (as defined), Mr. Gutshall agrees that for a period of 3 years from the date his employment is terminated, he will not, without the consent in writing of the Chairman of the Board of the Company, become an officer, employee, agent, partner, director or substantial stockholder of any entity engaged in the commercial or retail banking business within a 100 mile radius of the City of Roanoke, Virginia, or become associated in any substantial manner with any entity in the process of formation to engage in the retail or commercial banking business, or any group that intends to form any such entity in the geographical area described above.

The Employment Agreement also sets forth a provision for a life insurance policy or policies to be issued on the life of Mr. Gutshall, the premiums of which will be paid by the Company and Mr. Gutshall, as provided in a split-dollar agreement which is mutually satisfactory to the Company and Mr. Gutshall.

J. Randall Woodson. Mr. Woodson is employed as Executive Vice President and Chief Lending Officer of the Company and the Bank pursuant to an Employment Agreement effective as of August 26, 2002. Under the agreement, he has the duties and responsibilities customarily exercised by the person serving as Chief Lending Officer of a bank holding company or a commercial bank, as the case may be. The Employment Agreement has the same terms and conditions as described above for Mr. Gutshall. Mr. Woodson was named Chief Operating Officer effective January 2, 2006.

Supplemental Retirement Plan

In 2002, the Company instituted a Supplemental Retirement Plan (“Plan”) for certain key officers of the Company and the Bank, including the Named Executive Officers to assist with the objective of recruiting and retaining executive talent by providing an additional retirement incentive (above the 401(k) plan available to all employees) in exchange for continued employment until retirement age. Additionally, because the Plan’s crediting rate is based upon Company performance in the form of return on shareholder’s equity, this Plan assists the Company in achieving alignment with shareholders’ long-term interests as well. The Plan is designed to provide in a base case scenario fifteen annual payments equal to 50% of a participant’s average annual salary and bonus for the five years immediately prior to retirement, reduced by the participant’s primary Social Security benefit. The Plan contains a formula that each year varies the crediting rate for a participant’s account in accordance with the Company’s return on shareholders’ equity so that, depending on the Company’s financial performance over time, the annual benefit actually paid could be greater or less than 50% of final average compensation prior to the Social Security offset. The Plan contains provisions for disability and survivor benefits, a benefits vesting schedule based on a combination of age and years of service, and automatic full vesting in the event of a change in control of the Company. The funding mechanism for the plan is Company-owned insurance policies on the lives of the plan participants and, because of the tax advantages of the life insurance policies, the Plan is designed to be profit-neutral to the Company.

Split-Dollar Life Insurance Plan

The Company entered into individual split-dollar life insurance agreements (“Agreement(s)”) with Mr. Gutshall and Mr. Woodson (“Employee(s)”) on August 20, 2003 to assist with the objective of retaining Mr. Gutshall and Mr. Woodson by providing certain death benefits to Mr. Gutshall and Mr. Woodson in exchange for continued employment until retirement age. The agreements provide for the Company to pay 100% of the premiums associated with the insurance policy specified in the agreement. Upon the death of Employee, the proceeds of the respective policy shall be paid in the following order: (a) to Employee’s designated beneficiary or beneficiaries an amount equal to three times the Employee’s base salary during the last full year of Employee’s employment with the Bank (“Employee Proceeds”), and (b) the excess of the death proceeds after payment of the Employee Proceeds to the Bank. In the event the total death proceeds are insufficient to pay the Employee Proceeds, the Bank agrees to make up and pay the difference to Employee’s designated beneficiary or beneficiaries. The Bank also agrees to direct the Insurer with respect to the payment of the death proceeds in accordance with the Agreement.

The Agreements will automatically terminate upon termination of Employee’s employment with either the Bank or the Company regardless of reason, cause or event except:

•	Employee’s death;

•	Employee’s disability (as defined in Employment Agreement described above);

•	Employee’s retirement (as defined in Employment Agreement described above);

•	Employee terminates employment for Good Reason (as defined in Employment Agreement described above);

•	Employee’s employment is terminated without Cause (as defined in Employment Agreement described above).

After termination of the Agreement, all rights and benefits of the Employee under the Agreement and under the Policy shall cease automatically.

Review of All Components of Executive Compensation

The Committee has reviewed information about all components of the compensation provided to the Company’s executive officers, including base salary, annual bonus, equity compensation, perquisites and other personal benefits, and the accumulated benefit under the supplemental executive retirement plan. In making decisions with respect to any element of a Named Executive Officer’s compensation, the Committee considers the total compensation that may be awarded to the officer, including salary, annual bonus, and long-term incentive compensation. In addition, in reviewing and approving employment agreements for Named Executive Officers, the Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered. A summary of the Company’s compensation programs, practices, and internal controls, and tables quantifying the estimated values of these components for each executive, were presented to and reviewed by the Committee.

THE HUMAN RESOURCES COMMITTEE

William D. Elliot, Chairman

Anna L. Lawson

Barbara B. Lemon

George W. Logan

Ward W. Stevens, MD

Compensation Committee Interlocks and Insider Participation

The Human Resources Committee serves as the compensation committee of the Board and consists of directors Elliot, Lawson, Lemon, Logan and Stevens. No member of the Committee is, or has been in the past, an officer or employee of the Company or the Bank. No executive officer of the Company or the Bank served in 2006 as a director or member of the compensation committee of any entity which had an executive officer serving on the Committee. No executive officer of the Company or the Bank served in 2006 as a member of the compensation committee of any other entity which had an executive officer who served as a director of the Company. None of the members of the Committee, or any member of their immediate families, had any reportable transactions with the Company or any of its subsidiaries, except as previously explained in “Certain Relationships and Related Transactions.”

Summary Compensation Table

The following table shows the cash compensation paid by the Company for the year ended December 31, 2006 to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2006 for services rendered to the Company during the year ended December 31, 2006. These five officers are referred to as the Named Executive Officers in this proxy.

Summary Compensation Table

Name	Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Ellis L. Gutshall	President and Chief Executive Officer	2006	268,000	—	—	—	—	128,354	396,354

Kimberly B. Snyder	EVP and Chief Financial Officer	2006	120,000	—	—	—	—	18,040	138,040

J. Randall Woodson	EVP and Chief Operating Officer	2006	175,000	—	—	—	—	55,389	230,389

John T. McCaleb	SVP and Chief Lending Officer	2006	121,000	—	—	—	7,568	32,043	160,611

Andrew Agee	SVP and Sr. Real Estate Officer	2006	110,240	—	—	—	24,651	22,611	157,502

Total			794,240	—	—	—	32,219	256,436	1,082,895

Other Compensation Table

The following table identifies the amount of each item included in All Other Compensation in the Summary Compensation Table:

Other Compensation
Name	401(k) Employer Matching Contributions	Auto Allowance	Payment for Unused Sick Leave	Parking Reimbursement ($)	Other Commissions ($)	Insurance Premiums ($)	Other Perquistes (1) ($)	SERP Accruals ($)	Total Other Compensation ($)
Ellis L. Gutshall	12,636	12,400	2,577	780	300	8,647	—	91,014	128,354
Kimberly B. Snyder	5,400		692	660	—	5,161	—	6,127	18,040
J. Randall Woodson	7,884		1,346	660	200	7,371	17,500	20,428	55,389
John T. McCaleb	5,445		1,396	660	—	7,052	—	17,490	32,043
Andrew Agee	3,444		1,272	660	1,200	5,233	—	9,076	22,611

Total	34,809	12,400	7,283	3,420	1,700	33,463	17,500	144,135	256,436

(1)	The other perquisites for Mr. Woodson represent the value of time off that he received during 2006 to pursue his Executive MBA.

Outstanding Equity Awards Table

The following table shows outstanding equity awards under the Plan for the Named Executive Officers at December 31, 2006:

Outstanding Equity Awards at Fiscal Year End 2006
		Option Awards					Restricted Stock Grants
Name	Principal Position	Number of Securities Underlying Options Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ellis L. Gutshall	President and Chief Executive Officer	15,366	—		3.18	6/19/2007	4,000	52,400
		30,366	—		3.18	6/18/2008
		945	—		5.56	12/16/2009
		1,800	—		5.17	1/29/2011
		4,400	1,800	(1)	5.33	1/10/2012
		2,000	8,000	(2)	12.50	7/5/2015

Kimberly B. Snyder	EVP and Chief Financial Officer	800	3,200	(2)	12.50	7/5/2015	500	6,550
		250	1,000	(3)	13.00	8/10/2015

J. Randall Woodson	EVP and Chief Operating Officer	2,363	—		5.56	12/16/2009	2,000	26,200
		3,000	—		5.17	1/29/2011
		3,600	900	(4)	5.33	1/10/2012
		12,000	3,000	(5)	5.94	8/26/2012
		1,000	4,000	(2)	12.50	7/5/2015

John T. McCaleb	SVP and Chief Lending Officer	2,600	3,900	(6)	14.23	11/11/2014	500	6,550

Andrew Agee	SVP and Sr. Real Estate Officer	2,600	3,900	(6)	14.23	11/11/2014	500	6,550

The market value of unearned restricted stock grants is calculated using the closing market price per share of the Company’s stock as of December 31, 2006 of $13.10 per share multiplied times the number of unearned shares.

(1)	Remaining vesting dates are January 10, 2007 and 2008.

(2)	Remaining vesting dates are July 5, 2007, 2008, 2009, and 2010.

(3)	Remaining vesting dates are August 10, 2007, 2008, 2009, and 2010.

(4)	Remaining vesting date is January 10, 2007.

(5)	Remaining vesting date is August 26, 2007.

(6)	Remaining vesting dates are November 11, 2007, 2008, and 2009.

Incentive Stock Option Exercises

The following table shows incentive stock option exercises by the Named Executive Officers during the year ended December 31, 2006:

Option Exercises and Stock Vested Table
		Option Awards		Stock Awards
Name	Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired upon Vesting (#)	Value realized upon Vesting ($)
J. Randall Woodson	EVP and Chief Operating Officer	25,200	$218,705	—	$—

Perquisites

The following table shows the accumulated benefits related to the Supplemental Executive Retirement Plan for the Named Executive Officers as of December 31, 2006:

Pension Benefits Table
Name	Principal Position	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ellis L. Gutshall	President and Chief Executive Officer	Supplemental Executive Retirement Plan	6	1,115,726	—

Kimberly B. Snyder	EVP and Chief Financial Officer	Supplemental Executive Retirement Plan	2	197,944	—

J. Randall Woodson	EVP and Chief Operating Officer	Supplemental Executive Retirement Plan	6	483,934	—

John T. McCaleb	SVP and Chief Lending Officer	Supplemental Executive Retirement Plan	2	244,860	—

Andrew Agee	SVP and Sr. Real Estate Officer	Supplemental Executive Retirement Plan	2	191,384	—

The Number of Years of Credited Service represents the number of years that each Named Executive Officer has been a participant in the Supplemental Executive Retirement Plan as of December 31, 2006.

The Present Value of the Accumulated Benefit presented in the table above is based upon the following assumptions:

•	7.25% discount rate;

•	5.0% annual compensation increase;

•	Retirement at age 65;

•	Crediting Rate equal to current crediting rate (84.29% for Named Executive Officer Gutshall and Woodson; 70% for all other Named Executive Officers.

Insurance Perquisite Table

The following table shows the insurance benefits included in the All Other Compensation Table for the Named Executive Officers for the year ended December 31, 2006:

Insurance Perquisite Table

Name	Principal Position	Health ($)	Dental ($)	LTD Insurance ($)	Imputed Income- Group Term Life Insurance ($)	Total Insurance ($)
Ellis L. Gutshall	President and Chief Executive Officer	5,887	553	1,082	1,125	8,647
Kimberly B. Snyder	EVP and Chief Financial Officer	4,280	359	446	76	5,161
J. Randall Woodson	EVP and Chief Operating Officer	5,887	553	706	225	7,371
John T. McCaleb	SVP and Chief Lending Officer	5,887	459	510	196	7,052
Andrew Agee	SVP and Sr. Real Estate Officer	4,280	359	485	108	5,233

Total		26,221	2,284	3,228	1,730	33,463

Change in Control Table

As discussed above, Mr. Gutshall and Mr. Woodson are parties to their respective employment agreements which include “change-in-control” provisions. We disclose in the following table the estimated potential payments which would be due to each of the executives under two different scenarios, if either had occurred as of December 31, 2006: termination under the executive’s employment agreement, or a pay-out due to a “change-in-control” under the executive’s employment agreement.

Potential Payments upon Termination or Change in Control

Name	Benefit	Before Change-in- Control Termination Without Cause or for Good Reason		After Change- in-Control Termination Without Cause or for Good Reason
Ellis L. Gutshall	Post Termination Compensation Severance Payment	$ $	763,610 —	$ $	— 1,111,983
J. Randall Woodson	Post Termination Compensation Severance Payment	$ $	464,110 —	$ $	— 475,250

Nominating Committee

The Nominating Committee consists of Directors Elliot (Chairman), Lawson, Lemon, Logan and Stevens. The Board of Directors has determined that all Committee members are “independent” directors under the current standards of NASD Rule 4200 (A) (15). The Committee evaluates and recommends to the Board of Directors nominees for election as directors of the Company and the Bank. The Nominating Committee met once in 2006. The Nominating Committee and the Board have approved a Nominating Committee Charter, which is included as Appendix B in this Proxy Statement, and therefore is not included on our website.

Potential candidates for nomination and election to the Board are identified by current Board members, management and shareholders. All candidates, including those recommended by shareholders, will be considered using the same criteria. Generally, candidates should be highly qualified by business, professional or comparable experience, eager to serve on the Board, financially capable of making a meaningful investment in the Company’s stock, able to develop meaningful new customer relationships for the Bank and capable of representing the interests of all shareholders and not merely those of any special interest group. When considering a potential candidate the Nominating Committee and the Board will consider their personal knowledge of the candidate, information from outside sources concerning the candidate’s qualifications, and the results of an interview, if appropriate. Shareholders wishing to suggest a candidate for consideration at the 2008 Annual Meeting of Shareholders should forward to the Corporate Secretary of the Company, who also serves as Secretary to the Nominating Committee, not later than November 11, 2007 the candidate’s name, a description of the candidate’s background and qualifications and a written consent by the candidate to being evaluated by the Committee.

Compensation of Directors

Directors of the Company do not receive any retainers for their services as directors, but in 2006 were paid a fee of $800 for each Board meeting attended, $350 for meetings of Board committees except Audit, which received $450 for each meeting attended. The Audit Committee Chairman received $550 for each Audit Committee meeting attended. Committee fees are reduced by 50% if a meeting is held immediately before or after a meeting of the Board or another committee on which the director serves. Directors who are also active officers of the Company or the Bank are not eligible to receive director fees. For 2007, all Board meeting fees will remain the same.

The following table presents total compensation to the Board of Directors for fiscal 2006:

2006 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Abney S. Boxely, III	12,000	—	—	—	—	—	12,000

William D. Elliot	11,150	—	—	—	—	—	11,150

James S. Frantz, Jr.	11,800	—	—	—	—	—	11,800

Ellis L. Gutshall	—	—	—	—	—	—	—

Mason Haynesworth	13,950	—	—	—	—	—	13,950

Eddie F. Hearp	16,050	—	—	—	—	—	16,050

Anna L. Lawson	11,000	—	—	—	—	—	11,000

Barbara B. Lemon	11,250	—	—	—	—	—	11,250

A. Wayne Lewis	14,000	—	—	—	—	—	14,000

Samuel L. Lionberger, Jr.	10,800	—	—	—	—	—	10,800

George W. Logan	8,600	—	—	—	—	—	8,600

Geoffrey M. Ottaway	12,600	—	—	—	—	—	12,600

John W. Starr, M.D.	14,000	—	—	—	—	—	14,000

Ward W. Stevens, M.D.	13,400	—	—	—	—	—	13,400

Michael E. Warner	13,200	—	—	—	—	—	13,200

Maury Strauss (Emeritus)	6,400	—	—	—	—	—	6,400

Total	180,200	—	—	—	—	—	180,200

OTHER MATTERS

Board and Committee Meetings and Attendance

The Board of the Company met eight times in 2006 and the Board of the Bank met twelve times during the same period. All incumbent Board members attended at least 75% of the total meetings of the Boards of the Company and the Bank and all committees hereof on which he or she sat.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of beneficial ownership reporting Forms 3, 4 and 5 furnished to the Company under Rule 16a-3(e) of the SEC, and upon appropriate written representations, we believe that all reports of initial and subsequent changes in beneficial ownership of the Company’s securities as required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), were filed with the Commission on a timely basis during the 2006 by all persons who were directors or executive officers of the Company at any time during the year.

Committee Charters

The Board of Directors has adopted charters for its Audit Committee, Nominating Committee, and Human Resources Committee to define the duties and responsibilities of those committees. The Audit, Nominating, and Human Resources Committee charters are included as Appendixes A, B, and C respectively in this Proxy Statement.

Code of Ethics

The Company has in place a written Code of Ethics for Executive Officers and Financial Managers. The Code applies to the Chief Executive Officer, the Chief Financial Officer, all other executive officers and all financial managers. Any shareholder wanting a copy of the Code may receive one without charge by writing the Corporate Secretary.

Whistleblower Procedures

The Audit Committee and the Board of Directors have approved procedures for the receipt, retention and treatment of reports or complaints to the Audit Committee regarding accounting, internal accounting controls, auditing matters and legal or regulatory matters. There are also procedures for the submission by Company or Bank employees of confidential, anonymous reports to the Audit Committee of concerns regarding questionable accounting or auditing matters.

Communications with Directors

The Board of Directors has adopted a policy and procedures for shareholders to communicate with directors. Shareholders of the Company are encouraged to communicate with the full Board, or with individual directors, regarding their suggestions, concerns, complaints and other matters pertinent to the Company’s business. Shareholders should send their communication in writing to the Corporate Secretary, indicating whether it is intended for the Board as a whole, for the Chairman of a committee of the Board, or for one or more individual members of the Board. The Corporate Secretary will review all written communications and forward them to the director or directors for whom they appear to be intended. Communications that involve specific complaints from a customer of the Bank relating to the customer’s deposit, loan or other relationship or transactions with the Bank will be forwarded to the Chairman of the Audit Committee.

Board Member Attendance at Annual Meetings

The Board of Directors recognizes that attendance by directors at annual meetings of the Corporation’s shareholders benefits the Company by giving directors an opportunity to meet, talk with and hear the suggestions or concerns of shareholders who attend those meetings, and by giving those shareholders access to the Company’s directors that they may not have at any other time during the year. The Board of Directors recognizes that directors have their own business interests and are not full-time employees of the Company, and that the Company cannot compel attendance by directors at annual meetings. However, it is the policy of the Board of Directors that directors be strongly encouraged to attend each annual meeting of the Company’s shareholders. At the 2006 Annual Meeting of Shareholders, fourteen of the then-serving fifteen directors were in attendance.

COMMON STOCK PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the cumulative total of shareholder return on the Company’s Common Stock with the cumulative return on the NASDAQ Composite Index, the SNL Bank Index and the SNL South OTC-BB & Pink Banks Index (137 companies) for the five-year period beginning December 31, 2001 and ending December 31, 2006. (The SNL South OTC-BB & Pink Banks Index is included in the graph because Valley Financial Corporation traded over the counter prior to April 2006, when it was listed on the Nasdaq Capital Markets.) These comparisons assume the investment of $100 in Company Common Stock and in each of the indices on December 31, 2001 and the reinvestment of any dividends.

Valley Financial Corporation

	Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
Valley Financial Corporation	100.00	141.56	211.87	264.79	245.50	252.93
NASDAQ Composite	100.00	68.76	103.67	113.16	115.57	127.58
SNL Bank Index	100.00	91.69	123.69	138.61	140.50	164.35
SNL South OTC-BB and Pink Banks Index	100.00	124.58	166.79	194.62	222.91	259.92

Source: SNL Financial L.C., Charlottesville, VA

© 2007

ATTENDANCE AT THE MEETING

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Registration will begin at 9:15 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras (including cell phones with photographic capabilities), recording devices, and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2008 Annual Meeting of Shareholders must be received not later than November 9, 2007 by the Corporate Secretary at P.O. Box 2740, Roanoke, VA 24001 for inclusion in the Company’s Proxy Statement relating to that meeting.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

The Board of Directors knows of no other matter that may properly come before the Annual Meeting for action. However, if any other matter does properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxy in accordance with their judgment as to what is in the best interests of the Company.

By Order of the Board of Directors

/s/ Kimberly B. Snyder
Roanoke, Virginia	Kimberly B. Snyder, CPA
March 15, 2007	Executive Vice President
Chief Financial Officer and Corporate Secretary

APPENDIX A

Valley Financial Corporation

Valley Bank

Audit Committee Charter

MISSION STATEMENT

The Audit Committee (the “Committee”) shall assist the Board of Directors (“Board”) of Valley Financial Corporation (the “Company”) in fulfilling its oversight responsibilities. The Committee shall review the financial reporting process, the system of internal control, the audit process, and the Company’s and Valley Bank (“Bank”)’s process for monitoring compliance with laws and regulations with the Board, management, and the internal and external auditors. To effectively perform his or her role, each committee member shall obtain an understanding of the detailed responsibilities of committee membership, as well as the Company’s business, operations, and risks.

ORGANIZATION

Committee Composition

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors1, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her judgment. All members must be able to read and understand financial statements of similar complexity as those of the Company (including balance sheet, income statement and statements of cash flow) and may not have participated in the preparation of the financial statements of the Company, Bank, or subsidiary thereof at any time during the preceding three years. Additionally, at least one member of the Committee will have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

Unless a Chairman is elected by the full Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

Quorum and Frequency of meetings

A quorum of the Committee shall be declared when a majority of the appointed members of the Committee are in attendance, except for receiving the quarterly review report of the independent accountants relating to the interim financial statements included in the Company’s Form 10-Q.

[1]	Independence is defined under the rules and regulations of the Securities and Exchange Commission and the listing requirements of any exchange on which the Company’s securities are listed.

This report may be received on behalf of the Committee by the Chairman (as permitted by the SEC regulations) and reported to the full Committee at its next scheduled meeting.

The Committee shall hold four regular meetings each year. Any member of the Committee, the internal auditor or the external auditor may make a request to the Chairman for special meetings. For both regular and special meetings, a quorum must be present in order to transact official business. Meetings shall be scheduled at the direction of the Chairman.

ROLES AND RESPONSIBILITIES

Internal Control

•	Evaluate whether management is communicating the importance of internal control and ensuring that all individuals possess an understanding of their roles and responsibilities.

•	Focus on the extent to which internal and external auditors review computer systems and applications, the internal security, and the contingency plan in the event of a systems breakdown.

•	Determine whether or not internal control recommendations made by internal and external auditors have been implemented by management.

•	Ensure that management, the external auditor and the internal auditors keep the Committee informed about fraud, illegal acts, or deficiencies in internal control.

The Committee will perform such other functions as are authorized for this Committee by the Board.

Financial Reporting

General

•	Review significant accounting principles and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

•	Ask management and the internal and external auditors about significant risks and exposures and the plans to minimize such risks.

Annual Financial Statements

•

Review the annual financial statements and determine whether they are complete and consistent with the information known to Committee members; assess whether the financial statements reflect appropriate accounting principles.

•	Pay particular attention to complex and/or unusual transactions such as restructuring charges and derivative disclosures.

•

Focus on judgmental areas such as those involving valuation of assets and liabilities, including, for example, the accounting for and disclosure of loan losses; warranty, product, and environmental liability; litigation reserves; and other commitments and contingencies.

•	Meet with management and the external auditors to review the financial statements and the results of the audit.

•	Consider management’s handling of proposed audit adjustments identified by the external auditors.

•

Review Management’s Discussion and Analysis and other sections of the annual report before its release and considers whether the information is adequate and consistent with members’ knowledge about the Company and its operations.

•

Review disclosures made by the Company’s chief executive officer and chief financial officer in connection with their certifications required by the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder to be contained in the Company’s reports on Form 10-K and 10-Q regarding (i) the effectiveness of the Company’s disclosure controls and procedures; (ii) any significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls; (iii) any change in the in the Company’s internal controls over financial reporting that occurred during the most recent fiscal quarter and has materially affected, or is reasonably likely to materially affect, the Company’s internal controls over financial reporting; and (iv) any fraud involving management or other employees who have a significant role in the Company’s system of internal controls.

Interim Financial Statements

•

Be briefed on how management develops and summarizes quarterly financial information, the extent of internal audit involvement, the extent to which the external auditors review quarterly financial information, and whether that review is performed on a pre- or post-issuance basis.

•

Meet with management and, if a pre-issuance review was completed, with the external auditors, either by telephone or in person, to review the interim financial statements and the results of the review, which may be done by the Chairman or the entire Committee.

•	To gain insight into the fairness of the interim statements and disclosures, obtain explanations from management and from internal and external auditors on whether;

•	Actual financial results for the quarter or interim period varied significantly from budgeted or projected results;

•	Changes in financial ratios and relationships in the interim financial statements are consistent with changes in the Company’s operations and financing practices;

•	Generally accepted accounting principles have been consistently applied;

•	There are any actual or proposed changes in accounting or financial reporting practices;

•	There are any significant or unusual events or transactions;

•	The Company’s financial and operating controls are functioning effectively;

•	The Company has complied with the terms of loan agreements or security indentures.

•	Ensure that the external auditors communicate all required matters to the Committee.

Compliance with Laws and Regulations

•

Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities.

•	Periodically obtain updates from management and general counsel regarding the Company’s tax policies, any pending audits or assessments and tax compliance.

•	Be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements.

•	Review the findings of any examinations by regulatory agencies.

Internal Audit2

•	Review the activities, organizational structure and the effectiveness of the internal audit function.

•	Review the qualifications of the internal audit function and concur in the appointment, replacement, reassignment, or dismissal of the firm engaged to perform the audit.

External Audit

The external auditor is responsible to the Board and the Committee as shareholder representatives. These shareholder representatives have the ultimate authority to select, evaluate, and where appropriate, replace the external auditor.

•	Review the external auditors’ proposed audit scope and approach.

•

Appoint, retain or replace and determine the compensation of the external auditors. The Company shall provide funding for payment of compensation, as determined by the Committee, to the external auditors engaged by the Committee.

•

Pre-approve all audit and permissible non-audit services to be provided by the external auditors, as well as the terms of the auditors’ engagements for those services. The Committee may delegate authority to pre-approve non-audit services to one or more Committee members. If this authority is delegated, all approved non-audit services shall be presented to the full Committee at its next meeting.

[2]	This function is currently outsourced and the Audit Committee will review this annually and make appropriate recommendations to the Board of Directors.

•	Oversee and evaluate the work of the external auditors by regularly reviewing their performance, and periodically reviewing their “peer review” reports.

•

Ensure receipt from the external auditors of a formal written statement delineating all relationships between the auditors and the Company and other information required by Independence Standards Board Standard No. 1. On an annual basis, the Committee shall review and discuss with the external auditors any such relationships to determine the auditors’ independence and objectivity, and take appropriate action to oversee the independence of the auditors.

Other Responsibilities

•

Meet with the firms engaged to perform the external audit, internal audit and with management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

•	Ensure that significant findings and recommendations made by the internal and external auditors are received and discussed on a timely basis.

•

Establish procedures for the receipt, retention and treatment of reports of complaints or concerns about accounting, auditing, internal controls or compliance matters, and for the confidential and anonymous submission by employees of information relating to such matters.

•

If necessary, institute special investigations and, if appropriate, hire special counsel or other experts to assist. The Company shall provide funding to pay the fees and expenses of any special counsel or other experts retained by the Committee.

•	Perform other oversight functions as requested by the full board.

•	Review and update the charter, receive approval of changes from the Board.

REPORTING RESPONSIBILITIES

•	Regularly update the Board about Committee activities and make appropriate recommendations.

•	Report to shareholders in the Company’s proxy statement for its annual meeting whether the Committee has satisfied its responsibilities under this Charter.

LIMITATIONS OF COMMITTEE’S ROLE

While the Committee has the responsibilities and powers set forth in this Audit Committee Charter, it is not the duty of the Committee to prepare financial statements, plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws and regulations. These are the responsibilities of management and the external auditors. The Committee shall be entitled to rely on the advice of the outside auditors, counsel and other experts retained by it in the conduct of its duties under this Charter.

Appendix B

VALLEY FINANCIAL CORPORATION

NOMINATING COMMITTEE CHARTER

This Charter sets forth the composition, authority, duties and responsibilities of the Nominating Committee of the Board of Directors of Valley Financial Corporation (the “Corporation”).

Purpose

The Nominating Committee (the “Committee”) is established as a committee of the Corporation’s Board of Directors generally to identify and make recommendations to the Board regarding candidates for service as directors and members of committees of the Corporation and its subsidiaries, including Valley Bank (the “Bank”). The Committee will have such other duties and responsibilities as are described in this Charter or as are assigned to it from time to time by the Board of Directors.

Composition and Appointment

The Committee will be comprised of not less than three Independent members who will be appointed annually by the Board of Directors. Independent Directors are not those directors who are neither officers nor employees of the Company or its subsidiaries, nor have a relationship, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and who are otherwise “independent” under the rules of the NASDAQ Stock Market, Inc. The Board will appoint one of the members of the Committee to serve as Committee Chairman. Members of the Committee also must satisfy any other requirements of the SEC and stock exchange (if any) on which the Corporation’s securities are listed, that from time to time apply to the Corporation’s Nominating Committee.

Committee Meetings

The Committee will meet as often as its members consider necessary in order to carry out the Committee’s responsibilities. Dates, times and locations of meetings will be determined by the Committee or by its Chairman. A majority of the number of regular members then serving on the Committee will constitute a quorum. The Committee will determine whom, if anyone, other than Committee members may be present during its deliberations or voting on any matter. The Committee will keep minutes of its meetings and, following each Committee meeting, the Chairman will make a report to the Board of Directors at its next scheduled meeting regarding the deliberations or actions undertaken by the Committee.

Responsibilities

The Committee will:

•	Recommend the standards for Independence to the Board of Directors;

•	Identify individuals who are qualified to become directors of the Company and its subsidiaries;

•	Recommend candidates to the Company’s Board of Directors each year for selection as nominees for election as directors of the Company at annual meetings of the Company’s shareholders;

•	Recommend the Class of each nominee up for election as director of the Company;

•	Recommend candidates to the Company’s Board of Directors from time to time for selection as nominees for appointment to fill vacancies on the Board of Directors;

•	Recommend candidates to the Company’s Board of Directors from time to time for election by it as directors of the Bank;

•	Make recommendations to the Company’s and the Bank’s Boards of Directors each year or from time to time regarding their appointment of members of committees of the Boards of Directors;

•	Make recommendations to the Company’s Board of Directors from time to time regarding the size and composition of the Company’s and the Bank’s Boards and Board Committees; and

•	Undertake other specific duties and responsibilities within the scope of its primary functions outlined above as the Committee or Board of Directors may from time to time determine.

•

Prepare the disclosure regarding the Company’s director nomination process required by Item 7(d)(2) of Schedule 14A Information “Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934”.

•	Evaluate itself annually and review the evaluation with the Board of Directors.

•	Evaluate the Board of Director’s annually and develop and oversee changes in the Company’s Corporate Governance guidelines.

In identifying candidates to be recommended to the Company’s Board of Directors for selection as nominees or for appointment to fill vacancies, the Committee will seek to identify and recommend individuals who have high personal and professional integrity, who demonstrate exceptional ability and judgment, and who, in conjunction with other members of the Boards of Directors, will be effective in collectively serving the long-term interests of the Company and its shareholders. Candidates recommended by the Committee must satisfy applicable requirements of state and federal banking regulators pertaining to qualifications to serve as directors of the Company and the Bank, and, in performing its duties, the Committee may develop other criteria or lists of minimum qualifications for use in its identification of individuals to be recommended or selected for consideration as directors (including, without limitation, independence, business experience relevant to the needs of the Company and its subsidiaries, leadership qualities, ownership of the Company’s stock and any special ability to represent shareholders). Any such criteria will be subject to the review and approval of the Board of Directors.

In identifying candidates to be recommended to the Board of Directors for selection as nominees or for appointment to fill vacancies on the Company’s Board, the Committee shall consider all candidates recommended by the Company’s shareholders in accordance with the procedures set forth in the Company’s annual proxy statement. The Committee may develop procedures to be followed in connection with shareholder recommendations (including without limitation deadlines for receipt of recommendations in connection with annual meetings, required information to be provided regarding a candidate, required consents of candidates to be considered by the Committee, and the treatment by the Committee of candidates previously recommended by the same shareholder). Any such procedures will be subject to the review and approval of the Board of Directors.

After receipt of recommendations from the Committee regarding candidates for election or appointment as directors of the Company and the Bank, the Company’s Board of Directors will make all final decisions regarding the nomination or appointment of those persons.

Authority

In discharging its responsibilities, the Committee is authorized to retain outside counsel or other consultants (including a search firm) in accordance with procedures established by the Committee, and it has the authority to approve all terms of the engagement of those consultants, including their fees or other compensation.

In performing its duties under this Charter, the Committee may conduct such investigation and request and consider such information (from management or otherwise) as it shall consider necessary, relevant or helpful in its deliberations and the formulation of its recommendations. In connection with any such investigation, the Committee may rely on information provided to it by management without any further verification. However, whenever the Committee takes an action, it will exercise its independent judgment on an informed basis and in a manner it considers to be in the best interests of the Company and its shareholders.

APPENDIX C

Valley Bank and Valley Financial Corporation

Human Resources Committee

Charter

Roles and Responsibilities

The primary purpose of the Human Resources Committee (“Committee”) is to conduct reviews of Valley Bank and Valley Financial Corporation’s (“Company”) general executive compensation policies and strategies and oversee and evaluate the Company’s overall compensation structure and program. Direct responsibilities include, but are not limited to:

•

Evaluating and approving goals and objectives relevant to compensation of the Chief Executive Officer and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	Determining and approving the compensation level for the Chief Executive Officer;

•	Reviewing and approving the compensation levels of other key executive officers recommended to the Committee by the Chief Executive Officer;

•	Reviewing and approving all grants of equity-based compensation to all employees, including executive officers;

•	Recommending to the Board compensation policies for outside directors;

•

Reviewing performance-based and equity-based incentive plans for the Chief Executive Officer and other executive officers and reviewing other benefit programs presented to the Committee by the Chief Executive Officer; and

•	Reviewing and advising on programs for management succession.

The Chief Executive Officer provides performance reviews and recommendations with respect to the Company’s subordinate executive officers for the Committee’s consideration, and manages the Company’s overall executive compensation programs, policies, and governance with assistance from the Chief Financial Officer. Direct responsibilities of the Chief Executive Officer include, but are not limited to:

•	Provides an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with the Company’s objectives;

•	Recommends changes, if necessary to ensure achievement of all program objectives; and

•	Recommends pay levels, payout and/or awards for executive officers other than the Chief Executive Officer.

Executive Compensation Program Philosophy

In designing the Company’s executive compensation program, the Committee seeks to achieve accountability for performance, alignment with shareholders’ long-term interests, and competitiveness. The Company strives to attract, motivate, and retain high-quality executives by providing total compensation that is performance-based and competitive. The Company provides incentives to advance the interests of shareholders and deliver levels of compensation that are commensurate with performance. Overall, the Company designs its compensation program to:

•	Support the Company’s business strategy and business plan;

C-1

•	Retain and recruit executive talent; and

•	Create a strong performance alignment with shareholders.

The Company seeks to achieve these objectives through four key compensation elements:

•	Base salary paid in cash;

•	Performance-based annual bonus paid in cash;

•	Performance-based incentive plan for commercial officers paid in cash; and

•

Periodic (generally annual) grants of long-term equity-based compensation, such as stock options and restricted stock grants, which may be subject to performance-based and/or time-based vesting requirements.

Competitive Considerations

In making compensation decisions with respect to each element of compensation, the Committee considers the competitive market for executives and compensation levels provided by comparable companies. The Committee comprehensively reviews the compensation program for executive officers each year, seeks to understand how Company programs differ from those of its competitors, and evaluates the components of the program in view of the Company’s current strategic objectives. The Committee considers an understanding of the compensation practices of the companies with whom we compete for talent to be a critical starting point for creating the right mix of compensation to recruit, retain, and incent the right leadership for the Company. Accordingly, the Committee annually assesses the competitiveness of the executive compensation program by reviewing competitive market data published annually by the Virginia Bankers Association on commercial bank salaries at banks of similar asset size ($400 million to $1 billion) in various areas of Virginia. Also reviewed is a comparison of executive compensation at various similarly-situated banking companies in the southeastern United States, prepared by SNL Securities, Inc. from filings with the SEC. The SNL asset size of the group referenced is $500 million to $1 billion.

The Committee does not attempt to set each compensation element for each executive within a particular range related to levels provided by industry peers. Instead, the Committee uses market comparisons as one factor in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationship, complexity and importance of role and responsibilities, leadership and growth potential.

Membership and Staffing

The Human Resources Committee shall be comprised of at least three Directors appointed by the Board annually, all of whom shall be outside directors. The Committee shall receive staff assistance from the Chief Executive Officer and Chief Financial Officer as may be required.

Meeting Schedule

The Committee will meet as necessary, but at least semi-annually.

C-2

PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY

Valley Financial Corporation

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF VALLEY FINANCIAL CORPORATION FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2007.

The undersigned hereby appoints Douglas W. Densmore, Esq. and David E. Perry, Esq., either of whom may act, with full power of substitution, as proxy to vote all of the shares of common stock of the Company held of record by the undersigned on March 5, 2007 at the Annual Meeting of the Company to be held on April 25, 2007 and at any adjournments thereof, as designated hereon:

For Withhold For All Except

1. Election of five directors to serve until the 2010 Annual Meeting of Shareholders.

James S. Frantz

Eddie F. Hearp

Anna L. Lawson

John W. Starr, MD

Michael E. Warner

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THE STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED FOR PROPOSAL NO. 1.

Please be sure to sign and date this Proxy in the box below.

Date

Shareholder sign above Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

Valley Financial Corporation

36 Church Avenue, SW • Roanoke, Virginia 24011

The above signed hereby acknowledges receipt of the Notice and Proxy Statement dated March 15, 2007 with respect to the 2007 Annual Meeting.

NOTE: When signing as attorney, trustee, administrator, executor or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. In the case of joint tenants, each joint owner must sign.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.